UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2007

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32639	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2007, Manhattan Pharmaceuticals, Inc. (the “Company”) entered into an exclusive license agreement for “Hedrin” (the “Hedrin Agreement”) with Thornton & Ross LTD (“T&R”) and Kerris, S.A. (“Kerris”). The Company previously entered into exclusive license agreements with T&R with respect to two other products, Altoderm and Altolyn, with respect to rights in North America.

Pursuant to the Hedrin Agreement, the Company has acquired an exclusive North American license to certain patent rights and other intellectual property relating to Hedrin(TM), a non-insecticide product candidate for the treatment of head lice. In addition, on June 26, 2007, the Company entered into a Supply Agreement with T&R pursuant to which T&R will be the Company’s exclusive supplier of Hedrin product.

In consideration for the license, the Company agreed to issue to T&R and Kerris (jointly, the “Licensor”) a combined total of 150,000 shares of its common stock upon the execution of the Hedrin Agreement. In addition, the Company also agreed to make a cash payment of $600,000 to the Licensor no later than July 3, 2007. Further, the Company agreed to make future milestone payments to the Licensor in the aggregate amount of $2,500,000 upon the achievement of various clinical, regulatory, and patent issuance milestones, as well as up to $2,500,000 in a one-time success fee based on aggregate sales of the product by the Company and its licensees of at least $50,000,000. The Company also agreed to pay royalties of 8% (or, under certain circumstances, 4%) on net sales of licensed products. On a country-by-country basis, in the event no patent issues covering the Hedrin product, the obligation to pay royalties ends 10 years from the date of first commercial sale. The Company’s exclusivity under the License Agreement is subject to an annual minimum royalty payment of $1 million (or, under certain circumstances, $500,000) in each of the third through seventh years following the first commercial sale of Hedrin. The Company may sublicense its rights under the Hedrin Agreement with the consent of Licensor and the proceeds resulting from such sublicenses will be shared with the Licensor.

Under the terms of the Hedrin Agreement, the Company is responsible for maintaining the licensed patent rights at its own expense and using counsel of the Company’s own choosing. The Hedrin Agreement also provides that Licensor shall notify the Company of any improvements to a licensed product, and assist the Company in filing and maintaining such improvements with the applicable governmental bodies. The Company has the first right under the Hedrin Agreement to initiate, at its sole expense, legal proceedings against any infringers or potential infringers of the licensed patent rights. Under certain circumstances and at its sole expense, Licensor may initiate legal proceedings against any infringers or potential infringers of the licensed patent rights. Each party may elect to share equally in the expenses incurred during and proceeds received from enforcement actions brought by the other party.

The Hedrin Agreement expires upon the expiration of the last to expire patent right covering a licensed product in North America. Subject to certain conditions, the Company may terminate the Hedrin Agreement at any time by giving 30 days written notice to Licensor. Licensor may terminate the Hedrin Agreement in the event the Company defaults or breaches any condition of the Hedrin Agreement, which default or breach is not remedied within 90 days of the date Licensor provides written notice to the Company of such default or breach. The Hedrin Agreement may also be terminated by Licensor (i) in the event the Company initiates a voluntary bankruptcy proceeding or is declared bankrupt, (ii) if the business of the Company is placed in the hands of a receiver or trustee for the benefit of creditors, or (iv) if the Company or a sublicensee fails to take certain affirmative actions towards the development of the licensed product within specified time parameters. In the event of a termination, all of the Company’s rights to the licensed intellectual property will terminate, except that if Licensor terminates the agreement, the Company may continue to sell all completed licensed product in inventory and will be allowed to complete the manufacture of all such products in process at the time of termination.

Pursuant to the Supply Agreement, the Company has agreed that it and its sublicensees will purchase their respective requirements of the Hedrin product from T&R at agreed upon prices. Under certain circumstances where T&R is unable to supply Hedrin products in accordance with the terms and conditions of the Supply Agreement, the Company may obtain products from an alternative supplier subject to certain conditions. The term of the Supply Agreement ends upon termination of the Hedrin Agreement. T&R (and, except under circumstances where the Company’s right to obtain products from an alternative supplier apply, the Company) may terminate the Supply Agreement in the event the other party commits a material breach of the Supply Agreement, which default or breach is not remedied within 30 days of the date the terminating party provides written notice to the other party of such default or breach. The Supply Agreement may also be terminated by either party in the event (i) the other party ceases, or threatens to cease, to carry on business, goes into liquidation, or makes a voluntary arrangement with creditors or becomes subject to an administration order or (ii) an encumbrancer takes possession or a receiver is appointed over such other party’s property or assets.

The Company’s press release dated June 27, 2007, which announced the entry into the Hedrin Agreement, is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Manhattan Pharmaceuticals, Inc. press release dated June 27, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN PHARMACEUTICALS, INC.

Date: July 2, 2007	By:	/s/ Michael G. McGuinness
Michael G. McGuinness
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued June 27, 2007.